UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2014

INTERSECTIONS INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50580 (Commission File Number)	54-1956515 (IRS Employer Identification No.)

3901 Stonecroft Boulevard
Chantilly, Virginia 20151
(Address of Principal Executive Offices) (Zip Code)

(703) 488-6100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 14, 2014, Intersections Inc. (the “Company”) entered into an amended and restated employment agreement (the “Amended Agreement”) with Michael R. Stanfield, the Company’s Chairman and Chief Executive Officer.  The Amended Agreement provides for a fixed term ending on December 31, 2017, subsequent to which it is contemplated that Mr. Stanfield will remain as Chairman of the Board of Directors.

As provided in the Amended Agreement, Mr. Stanfield (a) will, effective January 1, 2015, receive an annual base salary of $800,000 per year, which is a reduction from the $845,000 in total base salary and incremental cash payments Mr. Stanfield is currently receiving, (b) is not entitled to any cash bonus or cash bonus opportunities, (c) has been granted an equity award (the “2014 Restricted Stock Award”) of 400,000 shares of restricted stock (as further described below), (d) will be entitled to receive in January 2015 an additional equity award (the “2015 Equity Award”) of 400,000 shares of restricted stock or restricted stock units and (e) is not entitled to any cash bonus or cash bonus opportunities or any additional equity awards during the term of the Amended Agreement.

The Amended Agreement amends the severance provisions of his existing employment agreement to provide for severance if Mr. Stanfield’s employment is terminated during the term (a) due to his death or disability, (b) by the Company without cause or (c) by Mr. Stanfield for good reason, in an amount equal to 2 times his base salary (3.5 times his base salary if termination occurs upon, or within 12 months following, a change in control). The Amended Agreement also provides that if, at the expiration of the term, Mr. Stanfield does not continue as Chairman of the Board of Directors on mutually agreeable terms with the Company, Mr. Stanfield will be entitled to severance at such time as if he had been terminated without cause.

In the Amended Agreement, Mr. Stanfield has agreed to be subject to any clawback policy adopted by the Company, as well as continuing to agree to not divulge confidential information, to assign intellectual property rights to the Company and to not compete with the Company or any of its subsidiaries or solicit their customers or employees for a period of 18 months after termination of his employment.

Consistent with the terms of the Amended Agreement, on November 14, 2014, the Compensation Committee granted the 2014 Restricted Stock Award to Mr. Stanfield under the Company’s 2014 Stock Incentive Plan. The 2014 Restricted Stock Award will vest in 12 equal installments on the last day of each calendar quarter starting on December 31, 2014, subject to acceleration upon a change in control, upon Mr. Stanfield’s death or disability, or if Mr. Stanfield’s employment is terminated by the Company without cause or by Mr. Stanfield for good reason, all as set forth in the applicable Restricted Stock Award Agreement and the Company’s 2014 Stock Incentive Plan.

The Amended Agreement provides that the 2015 Equity Award will be subject to Mr. Stanfield being employed on the date of grant and Mr. Stanfield entering into an award agreement approved by the Compensation Committee and will vest in 12 equal installments on the last day of each calendar quarter starting on March 31, 2015, subject to accelerated vesting as set forth in the Company’s 2014 Stock Incentive Plan.

In addition, on November 14, 2014, the Compensation Committee approved accelerated vesting in certain circumstances for all of Mr. Stanfield’s outstanding RSUs.  An Amendment to all of Mr. Stanfield’s outstanding RSUs provides for full acceleration of vesting upon Mr. Stanfield’s death or disability, or if Mr. Stanfield’s employment is terminated by the Company without cause or by Mr. Stanfield for good reason. Mr. Stanfield’s outstanding RSUs were granted under the Company’s 2006 Stock Incentive Plan which provides for accelerated vesting upon the disability (to the extent determined by the Committee in its sole discretion) or death of the holder or upon a change in control or sale while the holder is in the employ or service of the Company.

The foregoing summaries are qualified in its entirety by reference to the Amended Agreement, the Restricted Stock Award Agreement and the form of RSU Award Agreements (as amended by the Amendment to RSU Award Agreements), copies of which are filed as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K and incorporated herein by reference.  The terms of Mr. Stanfield’s existing employment agreement and outstanding RSUs are described in the Company’s Definitive Proxy Statement on Schedule 14A for the 2014 annual meeting of stockholders, filed with the Securities and Exchange Commission on April 16, 2014.

Item 9.01	Financial Statements and Exhibits

(c)           Exhibits

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement dated as of November 14, 2014 between the Company and Michael R. Stanfield

10.2	Restricted Stock Award Agreement dated as of November 14, 2014 between the Company and Michael R. Stanfield

10.3	Form of RSU Award Agreement between the Company and Michael R. Stanfield, as amended by Amendment dated as of November 14, 2014 between the Company and Michael R. Stanfield

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 18, 2014

INTERSECTIONS INC.

By: /s/ Ronald L. Barden
Name: Ronald L. Barden Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement dated as of November 14, 2014 between the Company and Michael R. Stanfield

10.2	Restricted Stock Award Agreement dated as of November 14, 2014 between the Company and Michael R. Stanfield

10.3	Form of RSU Award Agreement between the Company and Michael R. Stanfield, as amended by Amendment dated as of November 14, 2014 between the Company and Michael R. Stanfield